Exhibit 3.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FORTRESS INVESTMENT GROUP LLC

This AMENDMENT NO. 1 (this “Amendment”) to the Fourth Amended and Restated Limited Liability Company Agreement (the “Fourth A&R LLC Agreement”) of Fortress Investment Group LLC (the “Company”) is entered into as of February 14, 2017. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Agreement.

RECITALS

WHEREAS, the Board of Directors has authorized and approved an amendment to the Fourth A&R LLC Agreement on the terms set forth herein.

NOW THEREFORE, the Board of Directors hereby amends the Fourth A&R LLC Agreement pursuant to Section 9.3 thereof as follows:

AMENDMENT

1.	Section 12.8 of the Fourth A&R LLC Agreement is hereby deleted in its entirety and replaced with the following:

Section 12.8 Applicable Law; Forum Selection.

a)	This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

b)

To the fullest extent permitted by applicable law, each Person who is or becomes a Member and each Person who holds, purchases or otherwise acquires any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise) irrevocably and unconditionally submits, for itself and its property, to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), and any appellate court from any thereof, for the resolution of any claim, action or proceeding arising out of or relating to this Agreement, the Company or its business or affairs (or any Shares), or for recognition or enforcement of any judgment relating thereto. To the fullest extent permitted by applicable law, each Person who is or becomes a Member and each Person who holds, purchases or otherwise acquires any beneficial interest in the Company hereby irrevocably and unconditionally (i) agrees not to assert or commence any claim, action or proceeding in connection with the foregoing except in the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), (ii) agrees that any claim, action or proceeding shall be heard and determined in the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such claim, action or proceeding in the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any such claim, action or proceeding in the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware), (v) shall be deemed to have consented to the personal jurisdiction of the Court of Chancery of the State of Delaware (and if the Court of Chancery of the State of Delaware lacks jurisdiction, another state or federal court located within the State of Delaware) in any proceeding brought to enjoin any action by that Person that is inconsistent with the exclusive jurisdiction provided for in this Section 12.8(b), and (vi) to the fullest extent permitted by applicable law, shall be deemed to have consented to (a) the personal jurisdiction of the Court of Chancery of the State of Delaware (or any other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Section 12.8(b) and (b) having service of process made upon such Member in any claim, action or proceeding action the subject matter of which is within the scope of this Section 12.8(b) that is filed in a court other than the Court of Chancery of the State of Delaware (or any other state or federal court located within the State of Delaware, as applicable) by service upon such Member’s counsel in such claim, action or proceeding as agent for such Member; provided, however, nothing in clause (vi) hereof shall affect or limit any right to serve process in any other manner permitted by law.

2.	Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment, effective as of the date first written above.

Fortress Investment Group LLC

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

[Signature Page to Amendment to Limited Liability Company Agreement]